                                                                      EXHIBIT 21


                      RAWLINGS SPORTING GOODS COMPANY, INC.


Rawlings Sporting Goods Company, Inc., a Delaware corporation (the "Company") is the parent. The subsidiaries of the Company, each of which is wholly-owned by the Company, are as follows:

                                                                        Jurisdiction of Incorporation
Name                                                                           or Organization
--------------------------------------------------------------       -----------------------------------
Rawlings de Costa Rica                                                          Costa Rica

Rawlings Sporting Goods Company of Missouri                                     Missouri

Rawlings Canada, Inc.                                                           Nova Scotia




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